UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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ONLINE RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)
TENNENBAUM CAPITAL PARTNERS, LLC
TENNENBAUM OPPORTUNITIES PARTNERS V, LP
SPECIAL VALUE OPPORTUNITIES FUND, LLC
SPECIAL VALUE EXPANSION FUND, LLC
MICHAEL LEITNER
HUGH STEVEN WILSON
JOHN DORMAN
EDWARD D. HOROWITZ
BRUCE A. JAFFE

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PROXY GOVERNANCE AND RISKMETRICS/ISS RECOMMEND SHAREHOLDERS
VOTE THE BLUE PROXY FOR TENNENBAUM DIRECTOR NOMINEES AT
ONLINE RESOURCES’ ANNUAL MEETING
SANTA MONICA, CA-(PR NEWSWIRE) April 16, 2009—Tennenbaum Capital Partners today announced that two leading independent proxy advisory firms, Proxy Governance, Inc. and RiskMetrics Group, have recommended that all of their institutional shareholder clients owning shares of Online Resources Corporation (Nasdaq: ORCC) vote Tennenbaum’s BLUE proxy card and not vote Online Resources management’s white proxy card at the Annual Meeting to be held on Wednesday, May 6, 2009.
Proxy Governance recommended that shareholders vote the BLUE proxy FOR all of Tennenbaum’s nominees. In making its recommendation, Proxy Governance stated:
“The company’s central argument about ulterior dissident motives remains unconvincing, and provides no compelling reason to believe management execution and board oversight will improve going forward. Because the dissident slate offers independent nominees with strong grounding in technology and services business as well as deep experience throughout the growth cycle of technology companies, we believe shareholders would be better served by electing the three dissident nominees.”
Proxy Governance further stated: “When even the board of directors contends that the best investment strategy for a company’s largest common shareholder has come down to chewing off its own leg to free itself from a value trap, one can’t help but wonder how well any investor has been served by the oversight of that same board.” In addition, Proxy Governance noted that a shareholder whose objective “was to reverse a long-term value decline by ‘challenging both management and existing directors about all aspects of creating value ... from corporate strategy to matters of operational execution,’ ... would be hard pressed to better match nominee skillsets to boardroom needs.”
In making its determination RiskMetrics concluded:
“Based on the company’s recent one, three, and five year underperformance to peers, history of missed financial guidance, positive market reaction to dissident actions and governance issues, we believe change is warranted. Our recommendation for change is supported by analyst reports which affirmed guidance missteps, deteriorating credibility with the investment community and inconsistency in investor communications. We also note the company’s prior (before 2006) superior performance to its peers suggests the market may have reservations on company’s ability to execute its strategy since the Princeton eCom acquisition. Additionally ... we feel the dissident’s equity ownership aligns its interest with other shareholders.”
RiskMetrics recommended that Online Resources’ shareholders vote FOR Messrs. Dorman and Horowitz on Tennenbaum’s BLUE proxy card.

Michael Leitner, Managing Partner of Tennenbaum Capital Partners, commented: “We are pleased with the recommendations of Proxy Governance and RiskMetrics. Both firms performed a significant amount of due diligence on our candidates and Online Resources, and their conclusions support our belief that change is needed now on the Board to enhance shareholder value. We are pleased that both firms recognized that our nominees possess a superior set of experiences that will help the Company realize its economic potential. Our intention, and that of our nominees, is to work constructively and cooperatively with the existing Board and management in order to deliver the highest standards of corporate governance and the results that all shareholders deserve.”
If you have any questions or need assistance in voting your shares of Online Resources, please contact MacKenzie Partners, Inc. which is assisting Tennenbaum Capital Partners in its solicitation of proxies at 800-322-2885 Toll-free or by email at onlineproxy@mackenziepartners.com.
About Tennenbaum Capital Partners, LLC
Tennenbaum Capital Partners is a Santa Monica, California-based private investment firm. The firm’s investment strategy is grounded in a long-term, value approach, and it assists — both financially and operationally — transitional middle market companies in such industries as technology, healthcare, energy, aerospace, business services, retail and general manufacturing. Tennenbaum’s core strengths include in-depth knowledge of equity and debt financing vehicles in the public and private markets, as well as a thorough understanding of special situations. These situations may include legal, operational or financial challenges; turnarounds, restructurings and bankruptcies; corporate divestitures and buyouts; and complex ownership changes. For more, see www.tennenbaumcapital.com.
Permission to include published material in this press release was neither sought nor obtained.
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